As filed with the Securities and Exchange Commission on May 3, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

COMMERCIAL VEHICLE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1990662 (I.R.S. Employer Identification No.)

6530 West Campus Oval New Albany, Ohio (Address of Principal Executive Offices)	43054 (Zip Code)

Bostrom Holding, Inc. Management Stock Option Plan
Commercial Vehicle Group, Inc. Amended and Restated Equity Incentive
Plan

(Full title of the plan)

Mervin Dunn
President and Chief Executive Officer
Commercial Vehicle Group, Inc.
6530 West Campus Oval
New Albany, Ohio 43054
Telephone: (614) 289-5360
Telecopy: (614) 289-5367
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Dennis M. Myers, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to be	Amount to be	offering price per	aggregate offering	registration
registered	registered (1)	share	price	fee
Common Stock, par value $0.01 per share	1,000,000 shares (2)	$19.76(3)	$19,760,000.00(3)	$2,326
Common Stock, par value $0.01 per share	910,869 shares (4)	$5.54(5)	$5,046,214.26(5)	$594

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 1,000,000 shares issuable upon the exercise of stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards which have been or may be granted under the Commercial Vehicle Group, Inc. Amended and Restated Equity Incentive Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) solely for purposes of calculating the amount of the registration fee upon the average of the high and low prices of the registrant’s common stock on May 2, 2005, as reported by The Nasdaq National Market.

(4)	Represents 910,869 shares issuable upon exercise of stock options granted under the Bostrom Holding, Inc. Management Stock Option Plan.

(5)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the exercise price of the options granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

      The following documents, which have been filed by Commercial Vehicle Group, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

      (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 15, 2005.

      (b) The Company’s Current Reports on Form 8-K, filed on February 7, 2005 (to disclose entry into a material definitive agreement under Item 1.01) and February 7, 2005 (to disclose completion of acquisition of assets under Item 2.01), and on Form 8-K/A, filed on April 20, 2005.

      (c) The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 21, 2004 (Registration No. 333-115708), including exhibits, and as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 5, 2004 (Registration No. 000-50890).

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. The validity of the common stock offered hereby will be passed upon for Commercial Vehicle Group, Inc. by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are partners in Randolph Street Partners, which owns shares of common stock of the Company. Kirkland & Ellis LLP has provided legal services to us from time to time and may continue to do so in the future.

Item 6.	Indemnification of Directors and Officers.

      The Company is incorporated under the laws of the State of Delaware. Its Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Company Law (the “DGCL”), that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         (i) for any transaction from which the director derives an improper personal benefit;

         (ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

         (iii) for any improper payment of dividends or redemption of shares; or

         (iv) for any breach of the director’s duty of loyalty to the Company or its stockholders.

      The Company’s Certificate of Incorporation further provides, as permitted by Section 145 of the DGCL, that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on May 2, 2005.

COMMERCIAL VEHICLE GROUP, INC.
By:	/s/ Mervin Dunn
	Name:	Mervin Dunn
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mervin Dunn and Chad M. Utrup and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 2005.

Signature	Title

/s/ Scott D. Rued Scott D. Rued	Chairman and Director
/s/ Mervin Dunn Mervin Dunn	President, Chief Executive Officer (principal executive officer) and Director
/s/ Chad M. Utrup Chad M. Utrup	Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)
/s/ S.A. Johnson S.A. Johnson	Director
/s/ Eric J. Rosen Eric J. Rosen	Director
/s/ David R. Bovee David R. Bovee	Director
/s/ Richard A. Snell Richard A. Snell	Director

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24	Power of Attorney (contained within signature page).